Exhibit 5.1

OFFICES 2500 Wachovia Capitol Center Raleigh, North Carolina 27601	August 5, 2010	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800
Cornerstone Therapeutics Inc.
1255 Crescent Green Drive
Suite 250
Cary, NC 27518
Re:       Cornerstone Therapeutics Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel for Cornerstone Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) for issuance under the Company’s 2004 Stock Incentive Plan, as amended and restated effective May 20, 2010 (the “Plan”). Capitalized terms not defined herein shall have the definitions ascribed to them in the Registration Statement.
     This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and (ii) such corporate documents, records and proceedings, minutes, consents, actions and resolutions and matters of law as we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have also relied upon oral or written statements of officers and other representatives of the Company, whom we believe to be responsible, in rendering the opinion set forth below.
     Based on the foregoing, it is our opinion that the Shares, when issued and duly delivered against payment therefor in accordance with the Plan, and upon either (a) the countersigning of certificates representing the Shares by a duly authorized signatory of the registrar for the Common Stock, or (b) the book entry of the Shares by the transfer agent for the Common Stock, will be validly issued, fully paid and non-assessable.
     This opinion is limited to Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and we express no opinion as to the laws of any other jurisdiction. The opinion expressed herein does not address compliance with federal and state securities laws relating to the sale of the Shares.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

     Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.
Sincerely yours,
SMITH, ANDERSON, BLOUNT, DORSETT,
     MITCHELL & JERNIGAN, L.L.P.
/s/ Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.